Exhibit 2.1

FIRST AMENDMENT AGREEMENT

This First Amendment Agreement (this “Agreement”) is made as of October 31, 2018 by and among Bonfire Interactive Ltd. (the “Company”), GTY Technology Holdings Inc., a Cayman Islands exempted company (“GTY”), 1176370 B.C. Unlimited Liability Company, an unlimited liability company incorporated under the Business Corporations Act (British Columbia), 1176363 B.C. Ltd., a company incorporated under the Business Corporations Act (British Columbia) (“Exchangeco”), and Corry Flatt, in his capacity as the Bonfire Holders’ Representative.

RECITALS

A.       The Company, GTY, 1176370 B.C. Unlimited Liability Company, Exchangeco and the Bonfire Holders’ Representative are Parties to that certain Arrangement Agreement (as amended, restated, modified or supplemented from time to time, the “Merger Agreement”) dated as of September 12, 2018. Unless otherwise specified herein, each capitalized term used in this Agreement shall have the meaning ascribed to it by the Merger Agreement.

B.       GTY has informed the Company that, following certain GTY Stock Redemptions, the aggregate amount of cash or cash equivalents in the Trust Account is expected to be less than the Necessary Cash Amount (the “Trust Account Shortfall”).

C.       The parties hereto are willing to amend the Merger Agreement on the terms and subject to the conditions set forth herein.

D.       These recitals shall be construed as part of this Agreement.

Now, therefore, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1.                  Amendment to Section 7.1(f) of the Merger Agreement. Section 7.1(f) of the Merger Agreement is hereby amended as follows:

“the GTY Share Redemption shall have been completed in accordance with the terms hereof and the Proxy Statement and GTY shall have delivered to the Company evidence that, immediately prior the Closing (and following the GTY Share Redemption and payment of any expenses related to the transactions contemplated under this Agreement), that GTY will have no less than the Necessary Cash Amount in the Trust Account and/or available from Alternative Financing Sources;”

2.                  Amendment to Section 7.3(a) of the Merger Agreement. Section 7.3(a) of the Merger Agreement is hereby amended as follows:

“all of the representations and warranties of the GTY Parties contained in Article 3 of this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case of as such earlier date, and except to extent arising from the entry into or consummation of an agreement with an Alternative Financing Source)”

3.                  Amendment to Section 9.1(e) of the Merger Agreement. Section 9.1(e) of the Merger Agreement is hereby amended as follows:

“from and after January 18, 2019, by either GTY or the Company, if following the GTY Share Redemptions the aggregate amount of cash or cash equivalents in the Trust Account and/or available from Alternative Financing Sources would be less than the Necessary Cash Amount;”

4.                  Amendment to Section 9.1(g) of the Merger Agreement. Section 9.1(g) of the Merger Agreement is hereby amended as follows:

“by the Company, if GTY or Exchangeco breaches any representation, warranty, covenant or agreement set forth in this Agreement ~~(~~or if any representation or warranty of GTY or Exchangeco becomes become untrue~~)~~ (except to extent such breach or failure to be true arises from the entry into or consummation of an agreement with an Alternative Financing Source, in either case, such that the conditions set forth in Section 7.3(a) and Section 7.3(b) would not be satisfied as of the time of such breach (or as of the time such representation or warranty became untrue), and such breach is not cured (or is incapable of being cured) within thirty (30) days after notice thereof is provided by Bonfire Holders’ Representative to the breaching Party; provided, that no Bonfire Holder or Company Party is in material breach of its obligations under this Agreement”

5.                  Amendment to Article 10 of the Merger Agreement. Article 10 of the Merger Agreement is hereby amended by adding the following definition in alphabetical order to such Article:

“Alternative Financing Sources” means any source of immediately available funds which will be made available to GTY at the Closing, including through the issuance of debt or equity securities by GTY pursuant to definitive agreements (collectively, the “Financing Definitive Agreements”) entered into on or before January 18, 2019 and not at any time after such date terminated in accordance with their respective terms and conditions, excluding any such source(s) if GTY’s obtaining such funds or otherwise performing its obligations pursuant to the Financing Definitive Agreements relating to such source(s), singly or in the aggregate, has or would be reasonably expected to have a material adverse effect on the GTY Share Price or on the creditworthiness of GTY and its Subsidiaries taken as a whole.”

6.                  Effectiveness. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto (the “Effective Date”). The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures or other electronic delivery.

7.                  Miscellaneous.

(a)       The parties hereto agree and acknowledge that nothing contained in this Agreement in any manner or respect amends, limits or terminates any of the provisions of the Merger Agreement or any of the Ancillary Agreements other than as expressly set forth herein and further agree and acknowledge that the Merger Agreement (as modified hereby) and the Ancillary Agreements remain and continue in full force and effect and are hereby ratified and confirmed. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of any Party under the Merger Agreement or any Ancillary Agreement, nor constitute an amendment or waiver of any provision of the Merger Agreement or any Ancillary Agreement, except as specifically set forth herein. No delay on the part of any Party in exercising any of their respective rights, remedies, powers and privileges under the Merger Agreement or any Ancillary Agreement or partial or single exercise thereof, shall constitute a waiver thereof.

(b)       Section headings in this Agreement are for convenience of reference only and shall not govern the interpretation of any of the provisions herein.

(c)       This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of a counterpart signature page by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart signature page.

(d)       Sections 11.5 through 11.17 of the Merger Agreement apply to this Agreement mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BONFIRE INTERACTIVE LTD.

By:	/s/ Corry Flatt
Name:	Corry Flatt
Title:	CEO

[Signatures Continue on the Following Pages]

[Signature Page to Bonfire Extension Agreement]

GTY TECHNOLOGY HOLDINGS INC.
(CAYMAN ISLANDS)

By:	/s/ Harry L. You
Name:	Harry L. You
Title:	President & CFO

1176370 B.C. UNLIMITED LIABILITY COMPANY

By:	/s/ Harry L. You
Name:	Harry L. You
Title:	President & CFO

1176363 B.C. LTD.

By:	/s/ Harry L. You
Name:	Harry L. You
Title:	President & CFO

[Signatures Continue on the Following Pages]

[Signature Page to Bonfire Extension Agreement]

CORRY FLATT, as Bonfire Holders’ Representative

By:	/s/ Corry Flatt
Name:	Corry Flatt
Title:	CEO

[Signature Page to Bonfire Extension Agreement]